EXHIBIT 99.2

On March 7, 2007, inTEST Corporation held a webcast conference call to review its fourth quarter and year end 2006 results and discuss management's expectations and current views of the industry. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Greetings ladies and gentlemen. Thank you for standing by. Welcome to inTEST's Fourth Quarter 2006 Results Conference Call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. If you have a question you will need to press star, one on your telephone keypad. As a reminder this conference is being recorded today. A replay will also be accessible at www.intest.com. I would now like to turn the conference over to Joseph Villalta. Please go ahead, sir.

Joseph Villalta, Investors Relations:

Thank you. Good afternoon and welcome to today's fourth quarter results call. Joining us from inTEST are Robert Matthiessen, President and Chief Executive Officer and Hugh Regan, Treasurer and CFO. Bob will briefly review highlights from the fourth quarter. Hugh will then review inTEST's detailed financial results. We will then have time for any questions. If you have not received a copy of today's results release, please call The Ruth Group at 646-536-7026 or go to inTEST's website.

Before we begin the formal remarks, the company's attorneys advise that this conference call may contain statements about future events and expectations which are forward-looking statements. Any statement in this call that is not a statement of historical fact may be deemed to be a forward-looking statement. Actual results may differ materially depending on the number of risk factors, including, but not limited to, the following, changes in business conditions and the economy, generally changes in demand for semi-conductors, generally changes in the rates of and timing of capital expenditures by semi-conductor manufacturers, progress of product development programs, increases in raw material and fabrication costs associated with the company's products, implementation of additional restructuring initiatives, costs associated with compliance with Sarbanes-Oxley and other risk factors set forth from time to time in the company's SEC filings, including, but not limited to, the company's periodic results on Form 10-K, 10-Q and Form 8-K.

The company undertakes no obligations to update information in this conference call to reflect events or circumstances after the date hereof or reflects the occurrence of anticipated or unanticipated events. At this time I would now like to turn the call over to Robert Matthiessen, please go ahead Sir.

Robert Matthiessen:

Thank you Joseph and welcome everyone to today's call. Overall we are pleased with our return to full year profitability in 2006. Our continued efforts to diligently manage operating expenses helped us achieve net income in the fourth quarter of 2006 despite a 21% decline in net revenues between the third and fourth quarter of 2006. We knew this was going to be a challenging quarter for us. Capacity in the industry has been climbing and ASPs, especially in the flash memory segment are up against the manufacturing costs. While we stopped providing formal revenue and EPS guidance on the third quarter release, we remain committed to providing investors with management's perspective on inTEST's value drivers, strategic initiatives and other factors critical to understanding our business and operating environment.

As we look into 2007, we expect the first and second quarters to be the low point with results improving through the second half of the year. We remain focused on running a lean, cash flow positive operation. Importantly we have continued to fund our strategic product development efforts. This underscores our commitment to providing customers with the continued high level of product innovation and support that they have come to expect with inTEST.

Our previous cost cutting initiatives and ongoing R&D efforts helped us achieve net income and what continues to be a difficult market. As expected bookings declined in the fourth quarter of 2006 to $12.2 million from $13 million in the third quarter of 2006. As in prior down turns new product innovations tend to lead the rebound and results. We have several promising products some of which are already at the customer beta testing point. For example our new Aero 650 product and pneumatically powered test head manipulator offers very tangible benefits to the customer in terms of performance. Based on initial feedback we expect our new products to remain a significant revenue driver for inTEST this year. We will look to provide more color on this as we move through the year and have specific customer contracts to talk about.

Let me take a few minutes to give you additional color on our specific segments.

Our manipulator and docking hardware segment continues to perform well. As I just mentioned, we are in the process of introducing the Aero 650 product. An initial unit has been shipped to one of our larger tester company customers and the feedback has been very positive. Additionally we have released a new wafer prober specific manipulator that is also pneumatically powered. This unit was designed for a specific end user customer but the design will lend itself well to a standard offered product.

One other thing of note in this segment is the fact that our Intestlogic group in Germany has moved to a modern facility in Amerang, which is just a few miles from the old location of Rosenheim, which is just outside of Munich. Our temperature management product group, Temptronic continues to perform well. They have restructured their sales group from a single centrally directed operation into three regions, North America, Asia and Europe, each with its own director in order to optimize our sales coverage worldwide for those products. In terms of product offerings we have introduced mobile temp systems, which combines a family of portable temperature chambers with our ThermoStream products for applications outside of the semiconductor test market.

Additionally we have completed several product improvement projects on the ThermoStream line and have enhanced reliability and extended the operating range down to minus 90 degrees Centigrade. Our interface group was below plan, primarily due to the impact of a significant cancelled project earlier in 2006. However, as a result of that cancelled project we've developed some product innovations that we are working to now apply to other potential opportunities.

We are also involved in several new tester specific projects that should provide near term sales. And in fact bookings for this group are ahead of plan for the first time in many quarters.

Let me now turn the call over to Hugh to go through the detailed financials.

Hugh Regan, Jr.:

Thanks Bob. Net revenue for the year ended December 31, 2006 was $62.3 million compared to $53.4 million for 2005. Net income for 2006 was $2.9 million compared to a net loss of $3.6 million for 2005. Net revenues for the quarter ended December 31, 2006 were $13.2 million compared to $16.6 million for the third quarter of 2006. For the fourth quarter end user net revenues were $10.3 million or 78% of net revenue compared with $13.2 million or 80% of net revenues in the third quarter of 2006. OEM net revenue was $2.9 million or 22% of net revenues in the fourth quarter compared with $3.4 million or 20% of net revenues in the third quarter.

On a product segment basis net revenues for the manipulator and docking hardware product segment were $6.7 million or 51% of net revenues in the fourth quarter compared with $9.7 million or 58% of revenues in the third quarter. Our temperature management segment had net revenues of $5.3 million or 40% of net revenues in the fourth quarter compared with $5.4 million or 33% of net revenues in the third quarter. And finally our tester interface segment reported net revenues of $1.2 million or 9% of net revenues in the fourth quarter compared with $1.5 million or 9% of net revenues in the third quarter.

The company's overall gross margin for the quarter ended December 31, 2006 was $5.3 million or 39.7% of net revenues compared to $6.9 million or 41.7% for the third quarter. Material costs were 38.9% of net revenues for the fourth quarter of 2006 compared to 39.5% in the third quarter, despite improvement in component material costs and was the result of changes in both product and customer mix during the quarter.

I'll now discuss the breakdown of operating expenses.

Selling expense was $2.0 million or 15% of net revenues for the fourth quarter compared with $2.2 million or 14% of net revenues in the third quarter, a decrease of $231,000 or 10%. The decrease is primarily due to declines in travel costs, reductions in product warranty accruals and reduced levels of sales commission expense on lower net revenue levels in the fourth quarter. Engineering and product development expense was $1.3 million or 10% of net revenues in the fourth quarter compared with $1.7 million or 10% of net revenues in the third quarter, a decrease of $333,000 or 20%. The decrease is primarily the result of a $179,000 reduction in salary and benefit costs quarter over quarter due to staffing reductions in our tester interface group at the end of the third quarter of 2006.

In addition, there was reduced spending on product development materials and third party product development consultants. General and administrative expense was $2.0 million or 15% of net revenues in the fourth quarter compared with $2.1 million or 13% of net revenues in the third quarter, a decrease of $141, 000 or 7%. The decrease was primarily driven by lower levels of performance related bonuses and to a lesser extent reduced administrative travel costs. These decreases were partially offset by increases in accruals related to retirement plans for our foreign operations and higher levels of audit fees.

Restructuring and other charges were $23,000 for the quarter ended December 31, 2006 related to final expenses surrounding the subletting of our former UK operation's old facility that was completed during the fourth quarter. There were no similar charges in the third quarter of 2006.

Other income was $241,000 for the fourth quarter of 2006 compared to $85,000 for the third quarter, an increase of $156,000. The increase was primarily the result of foreign exchange gains related to the final dissolution of our UK operation and represented the cumulative impact of foreign currency changes of our former operations, assets and liabilities that have been accumulated in other comprehensive income in the equity section of our balance sheet.

There was also an increase in interest income period to period. Our pre-tax income was $158,000 or $0.02 per diluted share for the fourth quarter compared to $1.0 million or $0.11 per diluted share in the third quarter. Income tax expense was $77,000 for the fourth quarter compared to $509,000 for the third quarter. Our effective tax rate was 49% in the fourth quarter compared to 50% in the third quarter. The income tax expense recorded in both quarters related to taxable income at several of our foreign subsidiaries. Our net income in the fourth quarter was $81,000 or $0.01 per diluted share compared to $508,000 or $0.06 per diluted share in the third quarter. Diluted average shares outstanding were 9.3 million for both the third and fourth quarters of 2006.

I'll now talk about the balance sheet. Cash and cash equivalents at the end of December were $13.2 million, up $1.1 million from the $12.1 million at the end of September. We currently anticipate the cash will increase slightly during the first quarter of 2007. Capital expenditures for the fourth quarter were $258,000 and $809,000 for all of 2006. As Bob previously noted bookings in the fourth quarter of 2006 were $12.2 million compared to $13 million in the third quarter of 2006 a decrease of $860,000. Bookings for 2006 were $61.2 million compared to $53.6 million in 2005, an increase of $7.6 million. Our backlog at the end of the fourth quarter was $4.8 million down from $5.8 million at the end of the third quarter.

While we no longer provide specific net revenue or pre-tax earning guidance we can say that we currently expect full year profitability for 2007. As Bob previously mentioned we expect the first and second quarters to be the low point of the current down cycle with the second half of 2006 showing growth in net revenues and profitability.

That's it for my financial review at this time. We'll now open up for Q & A.

Operator:

Thank you. [Operator Instructions omitted] Our first question comes from the line of Theodore O'Neill with Nollenberger Capital Partners. Please proceed with your question.

Theodore O'Neill:

Thanks, thanks very much, a couple of questions for you. On the first quarter operating expenses since you brought those down there do you expect that to be flat in the first quarter?

Hugh Regan:

Theodore, I would expect them to be flat in the first quarter at this point, possibly even down slightly depending on where revenues trail. As you know our bookings in one quarter tend to be fairly indicative of our revenues in the next quarter. And selling, sales commission expense could further decline for instance if revenues trail down at all.

Theodore O'Neill:

Could you see your non R&D expenses actually being lower in 2007 than 2006 for the full year?

Hugh Regan:

Our non-R&D expenses, I would say we would expect them to be lower on the whole because we had done some restructuring during 2006, which eliminated several positions in our tester interface operation. But at the same time we did have some reimbursement expenses in 2006 that we won't have in 2007 so my general comment would be I would expect them to be flat to slightly down, Theodore, ex-R&D.

Theodore O'Neill:

And the business cycle seems to be you know, fairly short and I was wondering if you could add any comments about that. It looks like we sort of get three up quarters before the market turns down again and then we get another three up before it turns down again.

Robert Matthiessen:

You're right Theodore, maybe you could tell us what's happening. I don't know. It used to last a lot longer this cycle and the cycles used to be larger. So I'm not sure which is better or which is worse. Worse in the larger cycles, the up, the up trend was a real thrill ride. The down trend was frightful. But true in the past two maybe three cycles it started to go, but certainly the past two cycles have been very short. And you're right it's three months of climbing out of it and then the bottom fell out around fourth quarter each time. And we don't really understand why it's doing that. It's driving our, the sales guys doing the forecasting nuts. I mean our internal forecast shows Q4 dropping off and we have no idea what's going to happen in Q4. I mean even though it's, the year's going up in the end they tend to tail Q4 down because it went down last year for whatever reason.

Hugh Regan:

We find there's a seasonality factor in our fourth quarter over the last three years even when you're in an up cycle so it's...

Robert Matthiessen:

It probably means that consumer spending is driving this business more than in the past. And I would expect that would be why fourth quarter sales have dropped off because you've shipped all the consumer electronics for the Christmas season by that point. Maybe you could tell me something better, I don't know.

Theodore O'Neill:

No, it looks like pretty much standard fare for everybody. And now, tax rate for forecasting purposes and I know you can't really tell because it's a function of mix.

Hugh Regan:

And yes I would say there unfortunately, Theodore, our effective tax rate while for two quarters in a row it looks like it's fairly stable at right around 49 or 50% it's just quite frankly luck that brought it in at those two levels two quarters in a row. You know it's really a function of where our results are in some foreign jurisdictions for instance, Japan and Germany where we are a full basis tax payer with one of our German operations and our Japanese operations and as you know this year our Japanese operation was very, very strong and had significant profitability, which is why our ETR is as high as it is. What I don't know is how recurring those revenues will be from our major customers in Japan. We are seeing strength in the first quarter from that operation but I don't know if it will continue throughout the balance of the year so I would say that it could be all over the map again ranging from as low as 10% to as high as 45 or 50%. It's really a function of mix of earnings and where they are.

Theodore O'Neill:

Okay, I'll just use 25 then.

Hugh Regan:

That's a good guess for right now.

Theodore O'Neill:

All right, thanks.

Operator:

Thank you. Our next question comes from the line of Richard Dernley with Longport Partners. Please proceed with your question.

Richard Dernley:

Good afternoon. I'm new to your company. Could I get a background as to the new product flows, how they come out of development and then the percentage of your sales you know generally speaking that are new products and how the net percentage changes as you introduce new products? And also some feel for the lifecycle of your products now? And how that might have changed over the last five years?

Robert Matthiessen:

Okay, well first you have to look at us on a product segment basis because they differ remarkably from each other.

Richard Dernley:

Okay.

Robert Matthiessen:

And so I'll start with manipulators and docking hardware. In that business it's a semi-custom business, especially the docking business and so it's a constant stream of new products if you will but they're based on families that we've established. Now for instance I've been talking about this Aero 650 manipulator, it's a new family of rather large manipulators that are pneumatically powered and now we'll be generating other new products off that base, although they won't be remarkably different from the original one. We introduced them on an as needed basis. What we do for instance we'll look at what we consider will be a tester that's going to have a lot of action out there and we will get with that tester company, design something for it and try to get ahead of the curve that way. But you don't really start building anything until you have firm orders for it.

And then in the case of the Aero 650 we built a couple of them on the come, without orders because we wanted to get this family started, and then we placed one with one of our large tester customers to see if it solved their problem, if it suited their needs. It has done that. We did a few tweaks and we're ready to go with that so that's how you would introduce something in that product line. The docking hardware doesn't need any introduction. I would say we're probably a de facto standard in a majority of test floors in the world these days. And it's just an evolutionary type product. It just grows and changes and morphs but it's always based on the same docking scheme that we invented many years ago.

In the interface business, that's in San Jose, and that's for over interfaces the electrical and mechanical interface between a wafer prober and a test head. Those are very specific products, again, and what we've done over the past year or so or two years I guess is develop a system of common parts that we can use in those interfaces. Typically those interfaces consist of a ring or some pattern of spring pins that will connect between the tester and the wafer prober, or the prober part. And these things can be quite large, it's several thousands of pins. And in the past each one was individually designed for its specific application and then had to go through rigorous testing and acceptance by the customer so he could completely characterize it electrically, quite a laborious process. What we have done is create a standard building block, which is a, we call a transpar module, it has a certain number of pins in it and now we configure new interfaces always with the same modules and so the, the task of qualifying only has to be done once by a given manufacturer and then he can order those products in any mechanical rate he wants but he already knows the electrical characteristics. So in that business we've greatly reduced the introduction that takes place, which is a basic change from the way it always has worked in the past.

In the temperature management business completely different scenario altogether because these are fairly stable long term products. They are not necessarily custom designed for a customer. They consist of primarily two things, wafer chucks and thermal streams. Now the thermally controlled wafer chuck is designed for a specific prober family but that's as far as the specific family goes and at that point it's a standard product forever. And a ThermoStream again they come in various flavors depending on the range they can do and other factors and the controls that come with them or whatever. But they're still standard products, they're not custom. The only semi-custom part of that business that we really had were these chambers that we sell and now we've even turned them into a more or less standard product. We have a range of several sizes and we don't get into customizing that to any great extent. So that business has become more or less a standard product business and again it doesn't require much in the way of introduction of a product, of that product in the semi-conductor business because they are one of the originators of this type of equipment and are well known by the entire semi-conductor industry.

However, what you may not know being new to us is that we have a goal with getting a certain amount of business outside of the semi-conductor business because of the cycle the semi-conductor business is on we'd like something to mitigate that cycle. So we found that that segment, the temperature managed segment made the most sense because it's, the product really isn't semi-conductor business specific when you get down to it. It supplies temperature controlled air where you want it. And so we've been introducing the ThermoStream along with chambers to go with it to businesses outside of semi-conductor. In that case yes we have to do it through an introduction process because it's a new piece of equipment in whatever given industry we're talking about. For instance these guys have now penetrated the fiber optics market with a company in Malaysia and so it's you know, well I guess it's kind of semi-conductor but it's really outside of where we would normally be. But they got that business just by taking a ThermoStream and some of its ancillary equipment to a trade show for fiber optics companies. We got a new customer out of that and they happen to be one of our top 10 customers I believe. Is that true?

Hugh Regan:

Yes.

Robert Matthiessen:

So I don't know if that covered, it hasn't changed very much over the years other than what I said about the interface group with the transpar modules.

Hugh Regan:

And to put some percentages of our business to what Bob has just said to you. Our manipulator and docking hardware group represented 57% of our revenues for 2006 and as Bob mentioned a significant portion of the products in that group are custom manufactured and you could argue therefore are new designs or variations of new designs.

Richard Dernley:

Right.

Hugh Regan:

Our tester interface business represented 11% of our revenues that year and again a portion of the revenues of that business could be viewed to be new products so the combination of those two is 68% or a little more than two thirds of our business and maybe you would say that at least half of that number on a regular basis are considered to be new product.

Our temperature management business represented a third of our business last year. And those percentages tend to be fairly consistent. For instance they're not materially different for 2005. One final thing that I would note is that our non-semi business for 2006 was just under six million, which represented about 9% of our business and that's relatively unchanged from the prior year as well. I don't know whether we answered all of your questions.

Richard Dernley:

No that's excellent background. Thank you very much.

Robert Matthiessen:

You're welcome.

Hugh Regan:

You're quite welcome, and welcome to inTEST.

Richard Dernley:

Well, pleasure to be here.

Operator:

Thank you. Once again, ladies and gentlemen, if you would like to ask a question, please press star one on your telephone keypad. It appears there are no further questions. .

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[Non-material closing remarks omitted]